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                                                                     EXHIBIT 5.1



                                August 28 , 1998


Range Resources Corporation
500 Throckmorton Street
Fort Worth, Texas  76102

Gentlemen:

         We have acted as counsel to Range Resources Corporation, a Delaware corporation and formerly Lomak Petroleum, Inc. (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the proposed issuance of up to 1,163,005 shares (the "Shares") of the common stock, par value $.01 per share, of the Company pursuant to the Second Amended and Restated 1996 Stock Purchase and Option Plan for Key Employees of Domain Energy Corporation and Affiliates (the "1996 Plan") and the Domain Energy Corporation 1997 Stock Option Plan for Nonemployee Directors (the "Director Plan" and, together with the 1996 Plan, the "Plans"). The Plans were assumed by the Company on August 25, 1998 in connection with the merger of a wholly-owned subsidiary of the Company with and into Domain Energy Corporation, which survived the merger as "Range Energy Corporation, " a wholly-owned subsidiary of the Company ("Domain").

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation of the Company, the Certificate of Incorporation of Domain, the Plans, the form of Amended and Restated Non-Qualified Stock Option Agreement for the 1996 Plan (the "1996 Agreement"), the form of Letter Agreement for the Director Plan (the "Director Agreement" and, together with the 1996 Agreement, the "Agreements"), the Agreement and Plan of Merger dated May 12, 1998, as amended, among the Company, Domain and DEC Acquisition, Inc., the resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Shares pursuant to the Plans (the "Resolutions") and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.


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Range Resources Corporation
August 28, 1998
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         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered to the Participants (as defined in the 1996 Plan) and Eligible Directors (as defined in the Director Plan), in accordance with the terms of the Plans and the Agreements, will be validly issued, fully paid and non-assessable.

         The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                           /s/ Vinson & Elkins L.L.P.